                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934
                           Amendment No. 1 (Final)


                                  Vigoro Corp.
______________________________________________________________________________
                                (Name of Issuer)

                                 Common Stock
______________________________________________________________________________
                         (Title of Class of Securities)

                                   926754102
______________________________________________________________________________
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement CUSIP No. 926754102

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
           PNC Bank Corp.   25-1435979


    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         a)
         b)

    3)   SEC USE ONLY


    4)   Citizenship or Place of Organization  Pennsylvania


  Number of Shares             5) Sole Voting Power                     121,300
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                         0


                               7) Sole Dispositive Power                129,700


                               8) Shared Dispositive Power                    0



    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                        129,700


   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


   11) Percent of Class Represented by Amount in Row (9)                    .66


   12) Type of Reporting Person (See Instructions)                           HC

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934
                             Amendment No. 1 (Final)


                                 Vigoro Corp.
______________________________________________________________________________
                                (Name of Issuer)

                                 Common Stock
______________________________________________________________________________
                         (Title of Class of Securities)

                                  926754102
______________________________________________________________________________
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement CUSIP No. 926754102

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
           PNC Bancorp, Inc.  51-0326854


    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         a)
         b)

    3)   SEC USE ONLY


    4)  Citizenship or Place of Organization  Delaware


   Number of Shares         5) Sole Voting Power                        121,300
   Beneficially Owned
   By Each Reporting
   Person With              6) Shared Voting Power                            0


                            7) Sole Dispositive Power                   129,700


                            8) Shared Dispositive Power                       0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                        129,700


   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


    11) Percent of Class Represented by Amount in Row (9)                   .66

    12) Type of Reporting Person (See Instructions)                          HC

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934
                             Amendment No. 1 (Final)

                                 Vigoro Corp.
______________________________________________________________________________
                                (Name of Issuer)

                                 Common Stock
______________________________________________________________________________
                         (Title of Class of Securities)

                                  926754102
______________________________________________________________________________
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement CUSIP No. 926754102

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
           PNC Bank, Delaware   51-0015390


    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         a)
         b)

    3)   SEC USE ONLY


    4)   Citizenship or Place of Organization  United States


  Number of Shares             5) Sole Voting Power                           0
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                         0


                               7) Sole Dispositive Power                      0


                               8) Shared Dispositive Power                    0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                              0


   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


   11) Percent of Class Represented by Amount in Row (9)                      0


   12) Type of Reporting Person (See Instructions)                           BK

   Item 4 - Ownership:
      (a) Amount Beneficially Owned:
                                                                        129,700


      (b) Percent of Class:
                                                                            .66


      (c) Number of shares to which such person has:
          (i) sole power to vote or to direct the vote                  121,300
          (ii) shared power to vote or to direct the vote                     0
          (iii) sole power to dispose or to direct the disposition of   129,700
          (iv) shared power to dispose or to direct the disposition of        0



   Item 5 - Ownership of Five Percent or Less of a Class:
            Each reporting person has ceased to be the beneficial owner of more than 5% of the stock.

         Item 10 - Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



         Signature.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



         March 10, 1995
         _____________________________________________________________________
         Date

         /s/ William F. Strome
         _____________________________________________________________________
         Signature - PNC Bank Corp.


         William F. Strome, Senior Vice President
         _____________________________________________________________________
         Name/Title






         March 10, 1995
         _____________________________________________________________________
         Date


         /s/ Paul L. Audet
         _____________________________________________________________________
         Signature - PNC Bancorp, Inc.

         Paul L. Audet, Vice President
         _____________________________________________________________________
         Name/Title




         March 10, 1995
         _____________________________________________________________________
         Date


         /s/ Matthew E. Brown
         _____________________________________________________________________
         Signature - PNC Bank, Delaware


         Matthew E. Brown, Chief Investment Officer and Vice President
         _____________________________________________________________________
         Name/Title


        An agreement to file a joint statement was previously filed as Exhibit A to the Schedule 13G filed on February 14, 1995.